Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements give effect to the acquisition by Meredith Corporation (Meredith) of Time Inc. (Time) (the “Merger”) and the subsequent divestiture by Meredith of Time Inc. (UK) Ltd (TIUK), collectively the “Transactions.” The unaudited pro forma condensed combined statements of earnings (loss) for the fiscal year ended June 30, 2017, and for the six months ended December 31, 2017, have been prepared as though the Transactions occurred on July 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, has been prepared as if the Transactions occurred as of that date.

The unaudited pro forma condensed combined financial information for the year ended June 30, 2017, for the six months ended December 31, 2017, and as of December 31, 2017, has been derived from the historical consolidated financial statements of Meredith for the fiscal year ended June 30, 2017 (audited), for the six months ended December 31, 2017 (unaudited), and as of December 31, 2017 (unaudited), and the unaudited historical consolidated financial statements of Time for the twelve months ended June 30, 2017, for the six months ended December 31, 2017, and as of December 31, 2017, along with certain adjustments.

Time’s fiscal year ended on December 31. Therefore, the Time unaudited historical condensed statement of earnings (loss) for the twelve months ended June 30, 2017, has been derived by taking the audited financial information for its fiscal year ended December 31, 2016, subtracting the unaudited financial information for the first six months of fiscal year 2016 and adding the unaudited financial information for the first six months of fiscal year 2017. The Time unaudited historical condensed statement of earnings (loss) for the six months ended December 31, 2017, has been derived by taking the audited financial information for its fiscal year ended December 31, 2017, and subtracting the unaudited financial information for the first six months of fiscal year 2017.

The pro forma adjustments give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of earnings (loss), expected to have a continuing impact on the combined company’s results. The pro forma adjustments are based on available information and assumptions that management of Meredith believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that the management of Meredith believes could have been achieved had the Transactions been completed on the dates assumed. Accordingly, no effect has been given to the anticipated annual cost synergies of $400 million to $500 million expected to be generated in first two full years of operations or the related costs to achieve those synergies.

The Merger is being accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (ASC 805). Meredith’s cost to acquire Time is allocated to the acquired assets, liabilities, and commitments based upon their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, Meredith potentially has not yet identified all adjustments necessary to conform Time’s accounting policies to Meredith’s accounting policies. Accordingly, the adjustments necessary to conform accounting policies may be materially different from the preliminary unaudited pro forma adjustments presented.

The actual amounts recorded as of the completion of the Transactions may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following: changes in Time’s assets and liabilities between the pro forma balance sheet as of December 31, 2017, and the closing of the Merger, which could impact the preliminary estimated fair values as of the effective date of the Merger; the value of the combined company at the effective date of the Merger; and other changes in net assets that may have occurred prior to the completion of the Merger, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Meredith included in its Annual Report on Form 10-K for the year ended June 30, 2017, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, and the historical consolidated financial statements of Time included in its Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, all of which are on file with the U.S. Securities and Exchange Commission (SEC). The historical consolidated financial statements of Time for the year ended December 31, 2017, are filed as Exhibit 99.2 to this Current Report on Form 8-K.

Meredith Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(In thousands)	Historical Meredith	Historical Time	Divestiture (Note 1)	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$34,976	$496,401	$—	$(122,377)	6a	$409,000
Accounts receivable, net	297,388	429,136	—	—		726,524
Inventories	21,410	22,250	—	—		43,660
Current portion of subscription acquisition costs	141,155	—	—	—		141,155
Current portion of broadcast rights	16,453	—	—	—		16,453
Assets held for sale	—	325,590	(307,330)			18,260
Other current assets	31,531	83,273	—	945	6b	115,749

Total current assets	542,913	1,356,650	(307,330)	(121,432)		1,470,801
Net property, plant, and equipment	200,870	283,333	—	—		484,203
Subscription acquisition costs	77,384	—	—	—		77,384
Broadcast rights	23,397	—	—	—		23,397
Other assets	69,056	69,758	—	117,248	6c	256,062
Intangible assets, net	926,809	695,090	—	476,800	6d	2,098,699
Goodwill	907,558	1,779,776	—	18,529	6e	2,705,863

Total assets	$2,747,987	$4,184,607	$(307,330)	$491,145		$7,116,409

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$65,625	$—	$—	$(47,659)	6f	$17,966
Current portion of long-term broadcast rights payable	16,847	—	—	—		16,847
Accounts payable, accrued expenses, and other liabilities	189,006	493,244	—	65,868	6g	748,118
Current portion of deferred revenue	202,249	329,351	—	—		531,600
Liabilities held for sale	—	176,369	(168,447)	—		7,922

Total current liabilities	473,727	998,964	(168,447)	18,209		1,322,453
Long-term debt	631,552	1,221,675	—	1,258,162	6f	3,111,389
Long-term broadcast rights payable	24,623	—	—	—		24,623
Deferred revenue	107,901	70,759	—	—		178,660
Deferred income taxes	263,242	150,688	—	71,083	6h	485,013
Other noncurrent liabilities	100,104	252,053	—	8,734	6i	360,891

Total liabilities	1,601,149	2,694,139	(168,447)	1,356,188		5,483,029

Redeemable noncontrolling interest	—	252	—	—		252
Series A redeemable convertible preferred stock	—	—	—	513,290	6j	513,290

Shareholders’ equity
Series preferred stock	—	—	—	—		—
Common stock	39,625	1,004	—	(1,004)	6k	39,625
Class B stock	5,109	—	—	—		5,109
Additional paid-in capital	58,926	12,545,644	—	(12,420,233)	6l	184,337
Retained earnings (accumulated deficit)	1,060,614	(10,719,871)	(138,883)	10,707,028	6m	908,888
Accumulated other comprehensive loss	(17,436)	(336,561)	—	335,876	6n	(18,121)

Total shareholders’ equity attributable to Company	1,146,838	1,490,216	(138,883)	(1,378,333)		1,119,838
Equity attributable to noncontrolling interests	—	—	—	—		—

Total shareholders’ equity	1,146,838	1,490,216	(138,883)	(1,378,333)		1,119,838

Total liabilities, redeemable noncontrolling interest, series preferred stock, and shareholders’ equity	$2,747,987	$4,184,607	$(307,330)	$491,145		$7,116,409

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Meredith Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss)

For the fiscal year ended June 30, 2017

(In thousands, except per share data)	Historical Meredith	Historical Time	Divestiture Note 1	Reclassifi- cations	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenues
Advertising	$934,153	$1,630,470	$(111,573)	$—		$—		$2,453,050
Circulation	321,959	881,265	(174,760)	65,496	3a, 3b	—		1,093,960
All other	457,249	435,292	(37,032)	(65,496)	3a, 3b	(13,278)	7a	776,735

Total revenues	1,713,361	2,947,027	(323,365)	—		(13,278)		4,323,745

Operating expenses
Production, distribution, and editorial	602,985	1,253,462	(139,829)	(5,366)	3c	—		1,711,252
Selling, general, and administrative	741,188	1,369,430	(140,591)	(60,281)	3c, 3d	(35,870)	7b	1,873,876
Depreciation and amortization	53,892	80,895	(12,972)	55,316	3c	8,466	7c	185,597
Impairment of goodwill and other long-lived assets	6,173	247,117	—	—		—		253,290
Restructuring and severance costs	—	113,477	(18,769)	10,331	3d	—		105,039
Gain on operating assets, net	—	(8,139)	8,445	—		—		306

Total operating expenses	1,404,238	3,056,242	(303,716)	—		(27,404)		4,129,360

Income (loss) from operations	309,123	(109,215)	(19,649)	—		14,126		194,385
Bargain purchase loss	—	(43)	—	—		—		(43)
Interest expense, net	(18,789)	(67,406)	1,315	—		(102,444)	7d	(187,324)
Other expense, net	—	(15,169)	1,167	—		—		(14,002)

Earnings (loss) before income taxes	290,334	(191,833)	(17,167)	—		(88,318)		(6,984)
Income tax benefit (expense)	(101,406)	63,552	(4,683)	—		26,935	7e	(15,602)

Net earnings (loss)	188,928	(128,281)	(21,850)	—		(61,383)		(22,586)
Net loss attributable to noncontrolling interests	—	59		—		—		59

Net earnings (loss) attributable to the Company	$188,928	$(128,222)	$(21,850)	$—		$(61,383)		$(22,527)

Basic earnings (loss) per share	$4.23						8	$(1.82)

Basic average shares outstanding	44,617					—	8	44,617

Diluted earnings (loss) per share	$4.16						8	$(1.82)

Diluted average shares outstanding	45,447					(830)	8	44,617

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Meredith Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the six months ended December 31, 2017

(In thousands, except per share data)	Historical Meredith	Historical Time	Divestiture Note 1	Reclassifi- cations	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenues
Advertising	$441,064	$806,862	$(57,818)	$—		$—		$1,190,108
Circulation	136,599	416,999	(85,002)	28,879	3a, 3b	—		497,475
All other	232,806	220,480	(19,740)	(28,879)	3a, 3b	(6,318)	7a	398,349

Total revenues	810,469	1,444,341	(162,560)	—		(6,318)		2,085,932

Operating expenses
Production, distribution, and editorial	314,548	578,743	(65,435)	(2,828)	3c	—		825,028
Selling, general, and administrative	357,005	660,706	(72,744)	(27,615)	3c, 3d	(28,150)	7b	889,202
Depreciation and amortization	25,008	39,105	(6,179)	27,604	3c	5,576	7c	91,114
Impairment of goodwill and other long-lived assets	19,765	37,547	(32,298)	—		—		25,014
Restructuring and severance costs	—	32,538	(3,683)	2,839	3d	—		31,694
Gain on operating assets, net	—	(19,250)	4,308	—		—		(14,942)

Total operating expenses	716,326	1,329,389	(176,031)	—		(22,574)		1,847,110

Income from operations	94,143	114,952	13,471	—		16,256		238,822
Interest expense, net	(10,249)	(37,830)	(221)	—		(46,780)	7d	(95,080)
Other expense, net	—	(9,597)	(360)	—		—		(9,957)

Earnings before income taxes	83,894	67,525	12,890	—		(30,524)		133,785
Income tax benefit	108,855	16,954	2,542	—		3,878	7e	132,229

Net earnings	192,749	84,479	15,432	—		(26,646)		266,014
Net loss attributable to noncontrolling interests	—	—	—	—		—		—

Net earnings (loss) attributable to the Company	$192,749	$84,479	$15,432	$—		$(26,646)		$266,014

Basic earnings per share	$4.30						8	$5.28

Basic average shares outstanding	44,818					—	8	44,818

Diluted earnings per share	$4.23						8	$5.05

Diluted average shares outstanding	45,603					1,631	8	47,234

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transactions

Acquisition Transaction—On January 31, 2018, Meredith Corporation (Meredith) completed its acquisition of all the outstanding shares of Time Inc. (Time) common stock, par value $0.01 per share, for $18.50 per share in cash, without interest, subject to any required withholding of taxes.

Senior Credit Facilities—In connection with the Merger, Meredith entered into a new debt facility consisting of $1.8 billion of senior secured term loans (Term Loan B) maturing in 2025 and priced at LIBOR plus 3.00 percent and a five-year senior secured revolving credit facility for $350.0 million that is currently undrawn.

Senior Unsecured Notes—In connection with the Merger, Meredith issued $1.4 billion of senior unsecured notes maturing in 2026 and priced at 6.875 percent.

Equity Financing—In exchange for a preferred equity investment of $650.0 million, Meredith issued 650,000 shares of non-voting Series A preferred stock (Preferred Stock) as well as detachable warrants to purchase up to 1,625,000 shares of Meredith’s common stock with an exercise price of $1.00 per share and options to purchase up to 875,000 shares of Meredith’s common stock with an exercise price of $70.50 per share.

Preferred Stock Dividends - The Preferred Stock will accrue an annual dividend at either (a) to the extent paid in cash, in an amount equal to the Cash Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value (Stated Value is equal to the number of shares of Preferred Stock outstanding multiplied by $1,000), or (b) if dividends are not declared and paid in cash, Meredith will deliver additional shares of Preferred Stock, in kind, by issuing a number of shares equal to (i) the Accrued Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value for all outstanding shares of Preferred Stock, divided by (ii) $1,000.

Year	Cash Dividend Annual Rate	Accrued Dividend Annual Rate
Years 1 through 3	8.5%	9.0%
Year 4	LIBOR plus 850 bps	LIBOR plus 900 bps
Year 5	LIBOR plus 950 bps	LIBOR plus 1000 bps
Year 6 through redemption	LIBOR plus 1050 bps	LIBOR plus 1100 bps

Preferred Stock Redemption - The Preferred Stock is non-callable during the first three years after issuance provided that Meredith may, at its option, subject to the terms of the preferred stock, redeem all or a portion of the Preferred Stock in cash during such three-year period, if Meredith declares as a dividend and pays a redemption premium in cash as provided in the Statement of Designation.

From and after the third anniversary of the issuance date of the Preferred Stock, Meredith may redeem all or any portion of the Preferred Stock upon payment in cash of accrued and unpaid dividends and a call premium as provided in the Statement of Designation.

Conversion Right - From and after the seventh anniversary of the issuance date, the holders of the Preferred Stock may elect to convert some or all of the Preferred Stock into Meredith common stock based on the 30-day trailing volume weighted average price of Meredith common stock.

Divestiture Transaction—On February 23, 2018, the Company entered into an agreement to sell Time Inc. (UK) Ltd (TIUK), a U.K. multi-platform publisher with approximately 60 brands. The sale closed on March 15, 2018.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of earnings (loss), are expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (ASC 805), which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, Fair Value Measurement (ASC 820). ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under accounting principal generally accepted in the United States, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary financial information obtained through discussions between Meredith and Time management, due diligence efforts, and information available in public filings. The allocation of the aggregate Merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The final determination of the allocation of the aggregate Merger consideration will be based on the actual tangible and intangible assets and the liabilities of Time at the effective time of the Merger.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the Merger are not included in the unaudited pro forma condensed combined statements of earnings (loss). However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined statement of financial position as a decrease to retained earnings and as an increase to accrued payables.

Meredith is in the process of performing a detailed review of Time’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Time’s results of operations or reclassification of assets or liabilities to conform to Meredith’s accounting policies and classifications. As a result of that review, Meredith may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Meredith was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 3 below.

3. Reclassifications

Certain balances from the consolidated statements of earnings (loss) of Time and Meredith were reclassified to conform their presentation to that of the pro forma financial statements. The reclassifications to conform to Meredith’s presentation for its statements of earnings (loss) had no effect on net income and primarily relate to:

(a)	reclassification of Time revenues from the sale of bookazines from other revenues to circulation revenues in the amounts of $77.2 million for the year ended June 30, 2017, and $33.9 million for the six months ended December 31, 2017;

(b)	reclassification of Time revenues for list rentals, app revenues, and book sales from circulation revenues to other revenues in the amounts of $11.7 million for the year ended June 30, 2017, and $5.0 million for the six months ended December 31, 2017;

(c)	reclassification of Time depreciation from production, distribution and editorial expenses and from selling, general, and administrative expenses to the depreciation and amortization line item; and

(d)	reclassification of Meredith restructuring and severance costs from selling, general, and administrative to their own line item to provide additional detail.

4. Merger Consideration

The total Merger consideration is calculated as follows:

(In thousands, except for per share data)
Number of outstanding shares of Time common stock as of January 31, 2018	100,579
Purchase price consideration per share	$18.50

Subtotal	1,860,712
Cash consideration issued to settle outstanding share-based equity awards	37,592

Total cash consideration	1,898,304
Share-based equity awards issued to settle outstanding share-based equity awards (1) (2)	33,841

Total consideration issued	1,932,145
Portion of cash settlement of outstanding share-based equity awards to be recognized as expense (3)	(9,222)
Portion of share-based equity awards issued to be recognized as an expense, primarily through fiscal 2021 (1)	(24,020)

Total purchase price consideration	$1,898,903

(1)	Amounts are calculated based on Meredith’s common stock share price of $66.14 as of January 31, 2018.

(2)	Represents the fair value of replacement awards issued for Time’s equity awards outstanding immediately prior to the acquisition.

(3)	Upon completion of the Merger, $9.2 million of the post-Merger compensation expense became accelerated in the financial statements of the combined company due to the employment of certain Time employees being terminated in conjunction with the transaction and due to cash consideration being issued for certain unvested outstanding share-based equity awards as specified by the merger agreement.

5. Purchase Accounting Adjustments

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Meredith in the Merger, reconciled to estimated Merger consideration:

(In thousands)	Amounts as of Acquisition Date
Book value of net assets acquired at December 31, 2017	$1,490,216
Adjustment for elimination of existing goodwill and intangible assets	(2,474,866)

(984,650)

Adjustments to:
Other assets	21,898
Intangible assets	1,171,890
Goodwill	1,798,305
Deferred income taxes	(108,540)

Consideration transferred	$1,898,903

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following represent an explanation of the various adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2017.

(a)	Cash and cash equivalents

Cash and cash equivalents has been adjusted for the following:

(In thousands)
Proceeds received from debt issued by Meredith in connection with the Merger net of financing fees	$3,111,823
Proceeds from issuance of Preferred Stock, options, and warrants, net of issuance costs	631,000
Cash paid to Time shareholders for the purchase of outstanding stock	(1,898,304)
Repayment of Meredith and Time debt, including accrued interest	(1,947,392)
Penalty for early payment of Time debt	(73,491)
Receipt of cash proceeds from sale of TIUK	139,820
Contribution to UK pension from cash proceeds	(81,102)
Payment to fund escrow related to TIUK building lease payments	(4,731)

Total pro forma adjustment to cash and cash equivalents	$(122,377)

(b)	Other current assets

Represents an increase of $1.4 million related to retention of a third-party receivable in the divestiture of TIUK reduced by the settlement of interest rate swaps of $0.5 million due to the payoff of the associated Meredith debt.

(c)	Other assets

Other assets has been adjusted for the following:

(In thousands)
Contribution to UK pension from cash proceeds	$81,102
Adjust retained inactive UK pension to fair value	21,898
Receivable from third-party retained by Meredith in TIUK divestiture	10,138
Payment to fund escrow related to TIUK building lease payments	4,731
Settlement of interest rate swaps due to the payoff of the associated Meredith debt	(621)

Total pro forma adjustment to other assets	$117,248

(d)	Intangible assets, net

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $1,171.9 million, which is an increase of $476.8 million over Time’s book value of intangible assets prior to the Merger. Identified intangibles assets expected to be acquired consist of the following:

(In thousands)	Estimated Fair Value
Trademarks	$137,900
Advertiser relationships	265,000
Subscriber relationships	40,708
Technology	30,282

Acquired identified definite-lived intangible assets	473,890
Acquired indefinite-lived intangible assets - trademarks	698,000

Estimated fair value of identified intangible assets	$1,171,890

These definite-lived intangible assets are expected to be amortized over the estimated remaining useful lives of five to 20 years for trademarks, four years for advertiser relationships, two years for subscriber relationships, and five to seven years for technology.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized within one year of the Merger.

(e)	Goodwill

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities. Goodwill acquired is estimated to be $1,798.3 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Meredith believes will result from combining its operations with the operations of Time. The goodwill created in the Merger is not expected to be deductible for tax purposes and may be subject to material revision as the purchase price allocation is completed.

(f)	Current portion of long-term debt and long-term debt

The current portion of long-term debt and long-term debt have been adjusted for the following:

(In thousands)	Current Portion of Long-term Debt	Long-Term Debt	Total
Repayment of Time’s outstanding long-term debt	$—	$(1,237,250)	$(1,237,250)
Write-off of Time’s deferred debt issuance costs	—	15,607	15,607
Repayment of Meredith’s outstanding long-term debt	(65,625)	(633,750)	(699,375)
Write-off of Meredith’s deferred debt issuance costs	—	2,198	2,198
Issuance of secured term loans	17,966	1,782,034	1,800,000
Issuance of senior unsecured notes	—	1,400,000	1,400,000
Discount and debt issuance costs incurred	—	(70,677)	(70,677)

Total pro forma adjustments to debt	$(47,659)	$1,258,162	$1,210,503

(g)	Accounts payable, accrued expenses, and other liabilities

Accounts payable, accrued expenses, and other liabilities has been adjusted for the following:

(In thousands)
Estimated transaction costs (1)	$73,988
Payment of accrued interest on debt	(11,868)
Estimated TIUK transaction costs	3,748

Total pro forma adjustment to accounts payable, accrued expenses, and other liabilities	$65,868

(1)	Represents estimated transaction costs incurred by Meredith and Time.

(h)	Deferred income taxes

Deferred income taxes has been adjusted for the following:

(In thousands)
Recognize net deferred income tax liability related to acquired assets and liabilities	$100,128
Recognized deferred income benefit for transaction related costs	(37,177)
Elimination of Time’s pre-Merger deferred tax assets for goodwill and stock based compensation	8,412
Write-off of deferred income taxes due to settlement of Meredith interest rate swaps	(280)

Total pro forma adjustment to deferred income taxes	$71,083

(i)	Other noncurrent liabilities

Represents the fair value of $2.1 million of the Preferred Stock conversion feature embedded derivative and a $6.6 million accrued lease payment guarantee.

(j)	Series A preferred stock

Represents the issuance of 650,000 shares of Series A Preferred Stock, net of issuance costs.

(k)	Common stock

Represents the purchase by Meredith of Time’s outstanding common stock.

(l)	Additional paid-in capital

Represents the elimination of Time’s capital in excess of par value as well as the following adjustments to reflect the revised capital structure of Meredith:

(In thousands)
Elimination of Time’s capital in excess of par value	$(12,545,644)
Issuance of warrants, net of issuance costs (1)	103,135
Issuance of option, net of issuance costs (1)	12,455
Stock consideration issued to settle outstanding share-based equity awards	33,841
Portion of settlement of outstanding share-based equity awards to be recognized as an expense, primarily through fiscal 2021	(24,020)

Total pro forma adjustment to additional paid-in capital	$(12,420,233)

(1)	Represents the issuance of detachable warrants to purchase up to 1,625,000 shares of Meredith’s common stock and options to purchase up to 875,000 shares of Meredith’s common stock.

(m)	Retained earnings (accumulated deficit)

Represents the elimination of Time’s accumulated deficit as well as the following adjustments to reflect the revised capital structure of Meredith:

(In thousands)
Elimination of Time’s accumulated deficit	$10,719,871
Estimated transaction costs less tax benefit (1)	(36,811)
Penalty for early payment of Time debt	(73,491)
Interest expense on undrawn bridge loan	(17,500)
Share-based compensation expense for cash consideration issued to settle outstanding share-based equity awards	(9,222)
Write-off of deferred financing fees and other miscellaneous interest rate swap balances	(16,840)
Receipt of cash proceeds from sale of TIUK	139,820
Receivable from third-party received retained by Meredith in TIUK divestiture	11,563
Estimated TIUK transaction costs	(3,748)
Accrued lease payment guarantee	(6,614)

Total pro forma adjustment to retained earnings	$10,707,028

(1)	Primarily related to transaction costs incurred by Meredith or Time, which primarily relate to financing, investment banking, advisory, legal, valuation, and other professional fees. Not included in these costs are employee or integration-related costs such as severance, restructuring, or other costs anticipated to be incurred to achieve ongoing operating synergies following the completion of the Merger.

(n)	Accumulated other comprehensive income

Represents the elimination of Time’s accumulated other comprehensive loss, as well as the elimination of Meredith’s accumulated other comprehensive income of $0.7 million related to the settlement of the interest rate swaps due to the payoff of the associated Meredith debt.

7. Unaudited Pro Forma Condensed Combined Statements of Earnings (Loss) Adjustments

The following represent an explanation of the various adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings (Loss).

(a)	Other revenues

The reductions to other revenues represents the elimination of intercompany revenues for transactions between Meredith and Time.

(b)	Selling, general, and administrative

The reduction to selling, general, and administrative expenses represents the following pro forma adjustments:

(In thousands)	Fiscal Year Ended June 30, 2017	Six Months Ended December 31, 2017
Elimination of intercompany expenses for transactions involving Meredith and Time	$(13,278)	$(6,318)
Removal of non-recurring transaction costs related to Meredith’s acquisition of Time	(2,940)	(22,203)
Removal of non-recurring transaction costs related to Time’s divestiture of Time Inc. UK	—	(1,818)
Pension expense (income) for retained TIUK pension plan	(19,652)	2,189

	(35,870)	(28,150)

(c)	Depreciation and amortization

Represents additional amortization expense due to the identification of definite-lived intangible assets in purchase accounting.

(d)	Interest expense

Interest expense has been adjusted to reflect the impact of the payment of all outstanding pre-Merger debt, the additional borrowings incurred, amortization of discount and debt issuance costs, and changes to interest rates. Interest expense reflects the new debt of $1,800 million of secured term loans at an interest rate of 4.658 percent and $1,400 million aggregate principal amount of senior unsecured notes at an interest rate of 6.875 percent. Meredith incurred $70.7 million in discount and debt-issuance costs, which will be amortized over the terms of the related debt instruments.

(e)	Income taxes

Represents the income tax effect for unaudited pro forma condensed combined statement of earnings (loss) adjustments related to the Merger using statutory tax rates. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Merger. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of purchase accounting, and these items could be material.

In accordance with SEC guidelines, the income tax effects of the pro forma adjustments have been calculated based on the statutory rates in effect during the periods for which the pro forma financial information is presented.

8. Earnings (Loss) Per Share

The following table sets forth the components of basic earnings (loss) per share:

(In thousands, except per share data)	Fiscal Year Ended June 30, 2017	Six Months Ended December 31, 2017
Net income (loss)	$(22,586)	$266,014
Net loss attributable to noncontrolling interests	59	—
Participating warrants dividend	(3,299)	(1,690)
Preferred stock dividend	(55,250)	(27,625)

Net income (loss) available to common shareholders	$(81,076)	$236,699

Weighted average common shares outstanding	44,617	44,818
Basic income (loss) per share for common stock	$(1.82)	$5.28

Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effects of these share-based awards were computed using the two-class method.

(In thousands, except per share data)	Fiscal Year Ended June 30, 2017	Six Months Ended December 31, 2017
Net income (loss) available to common shareholders	(81,076)	236,699
Add back participating warrants dividend	—	1,690

	(81,076)	238,389

Basic weighted-average shares outstanding	44,617	44,818
Dilutive effect of stock options and equivalents	—	818
Dilutive effects of participating warrants	—	1,598

Diluted weighted-average shares outstanding	44,617	47,234

Diluted income (loss) per share for common stock	(1.82)	5.05

For the fiscal year ended June 30, 2017, approximately 2.7 million outstanding common stock equivalent shares were not included in the computation of diluted loss per share because of the antidilutive effect on the loss per share calculation (the diluted loss per share becoming less negative than the basic loss per share). Therefore, these common stock equivalent shares are not taken into account in determining the weighted average number of shares for the calculation of diluted loss per share for the fiscal year ended June 30, 2017.

9. Time Financial Information

Time’s fiscal year ended on December 31. Therefore, the Time unaudited historical condensed statement of earnings (loss) for the fiscal year ended June 30, 2017, has been derived by taking the financial information for the calendar twelve months ended December 31, 2016, subtracting the financial information for the first six months of Time’s calendar year 2016 and adding the financial information for the first six months of calendar year 2017 as follows:

(In thousands)	Twelve Months Ended December 31, 2016	Less: Six Months Ended June 30, 2016	Plus: Six Months Ended June 30, 2017	Twelve Months Ended June 30, 2017
Revenues
Advertising	$1,711,838	$786,130	$704,762	$1,630,470
Circulation	943,605	473,872	411,532	881,265
All other	420,645	199,450	214,097	435,292

Total revenues	3,076,088	1,459,452	1,330,391	2,947,027

Operating expenses
Cost of revenues (Production, distribution, and editorial)	1,294,985	628,616	587,093	1,253,462
Selling, general, and administrative	1,446,206	746,866	670,090	1,369,430
Amortization of intangible assets (Depreciation and amortization)	82,841	41,341	39,395	80,895
Restructuring and severance costs	76,762	10,554	47,269	113,477
Asset impairments (Impairment of goodwill and other long-lived assets)	192,234	1,200	5,345	196,379
Goodwill impairment (Impairment of goodwill and other long-lived assets)	960	—	49,778	50,738
Gain on operating assets, net	(20,072)	(16,177)	(4,244)	(8,139)

Total operating expenses	3,073,916	1,412,400	1,394,726	3,056,242

Income (loss) from operations	2,172	47,052	(64,335)	(109,215)
Bargain purchase gain	3,285	3,328	—	(43)
Interest expense, net	(68,299)	(34,512)	(33,619)	(67,406)
Other expense, net	(18,268)	(7,637)	(4,538)	(15,169)

(Loss) earnings before income taxes	(81,110)	8,231	(102,492)	(191,833)
Income tax benefit	32,864	(225)	30,463	63,552

Net (loss) earnings	(48,246)	8,006	(72,029)	(128,281)
Net loss attributable to noncontrolling interests	59	—	—	59

Net earnings (loss) attributable to Time	$(48,187)	$8,006	$(72,029)	$(128,222)

The Time unaudited historical condensed statement of earnings (loss) for the six months ended December 31, 2017, has been derived by taking the audited financial information for its fiscal year ended December 31, 2017 and subtracting the unaudited financial information for the first six months of fiscal year 2017 as follows:

(In thousands)	Twelve Months Ended December 31, 2017	Less: Six Months Ended June 30, 2017	Six Months Ended December 31, 2017
Revenues
Advertising	$1,511,624	$704,762	$806,862
Circulation	828,531	411,532	416,999
All other	434,577	214,097	220,480

Total revenues	2,774,732	1,330,391	1,444,341

Operating expenses
Cost of revenues (Production, distribution, and editorial)	1,165,836	587,093	578,743
Selling, general, and administrative	1,330,796	670,090	660,706
Amortization of intangible assets (Depreciation and amortization)	78,500	39,395	39,105
Restructuring and severance costs	79,807	47,269	32,538
Asset impairments (Impairment of goodwill and other long-lived assets)	9,063	5,345	3,718
Goodwill impairment (Impairment of goodwill and other long-lived assets)	83,607	49,778	33,829
Gain on operating assets, net	(23,494)	(4,244)	(19,250)

Total operating expenses	2,724,115	1,394,726	1,329,389

Income (loss) from operations	50,617	(64,335)	114,952
Interest expense, net	(71,449)	(33,619)	(37,830)
Other expense, net	(14,135)	(4,538)	(9,597)

Earnings (loss) before income taxes	(34,967)	(102,492)	67,525
Income tax benefit	47,417	30,463	16,954

Net (loss) earnings	12,450	(72,029)	84,479
Net loss attributable to noncontrolling interests	—	—	—

Net earnings (loss) attributable to Time	$12,450	$(72,029)	$84,479